EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of KEMET Corporation of our report dated June 29, 2009, relating to the consolidated financial statements of Arcotronics Italia S.p.A. and subsidiaries (the “Company”) (which report expressed an unqualified opinion and included an explanatory paragraph relating to the existence of substantial doubt about the Company’s ability to continue as a going concern) appearing in the Current Report on Form 8K of KEMET Corporation dated October 26, 2010.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE S.p.A.

Bologna, Italy

October 26, 2010